Exhibit 99.1

North Atlantic Acquisition Corporation Announces Pricing of $330 million Initial Public Offering

(NEW YORK: January 21, 2021): North Atlantic Acquisition Corporation (“NAAC” or “the Company”), announced today the pricing of its initial public offering of 33,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “NAACU” beginning on January 22, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “NAAC” and “NAACW,” respectively. The offering is expected to close on January 26, 2021.

About North Atlantic Acquisition Corporation

NAAC is a blank check company, also commonly referred to as a SPAC, formed for the purpose of effecting a business combination with a leading corporate with global ambition, a primary focus on the consumer, industrials and TMT sectors in Europe or North America, and a primary focus on Europe, where the Board has multiple decades of experience and where they believe SPAC activity is currently underdeveloped.

Wells Fargo Securities, LLC and BTIG, LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,950,000 units at the initial public offering price to cover over-allotments, if any. This offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com, or from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or emailing a request to equitycapitalmarkets@btig.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward looking statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company contact:

Gary Quin (Chief Executive Officer)	+35 315 676 959 Gary.Quin@naacq.com

Media contacts:

Belvedere Communications John West Llewellyn Angus	+44 (0) 20 3687 2754 jwest@belvederepr.com langus@belvederepr.com